Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-204908

333-204908-05

333-204908-06

PROSPECTUS SUPPLEMENT (to Prospectus dated April 29, 2016)

UBS Americas Inc.

Debt Securities

Fully and Unconditionally Guaranteed by UBS AG

UBS Americas Inc.

Medium-Term Senior Notes, Series C

Fully and Unconditionally Guaranteed by UBS AG

A prospectus dated March 29, 2001 was prepared relating to the securities listed in Annex A hereto and was delivered in connection with offers and sales of the securities. Subsequently, we have prepared new “base” prospectuses from time to time, most recently a “base” prospectus dated March 17, 2016.

We have now prepared a new “base” prospectus dated April 29, 2016, which replaces the “base” prospectus dated March 17, 2016. This new base prospectus incorporates the description of your securities from the original prospectus dated March 29, 2001. However, since the terms of your securities have remained the same, we are continuing to use the original prospectus dated March 29, 2001.

As a result, you should read the original prospectus dated March 29, 2001 for your securities together with the new base prospectus dated April 29, 2016.

As disclosed in the new base prospectus, effective upon the date of the transfer by UBS AG to UBS Switzerland AG of UBS AG’s Retail & Corporate and Wealth Management business booked in UBS AG’s booking center in Switzerland, UBS Switzerland AG became a co-obligor of the guarantee of UBS AG of debt securities previously issued by UBS Americas Inc., including your securities. For additional information regarding the co-obligation, see “Introduction—Co-obligation of UBS Switzerland AG” in the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG may use this prospectus supplement, together with the original prospectus dated March 29, 2001 and the new base prospectus dated April 29, 2016, in connection with offers and sales of the securities listed in Annex A in market-making transactions.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated April 29, 2016

ANNEX A

Title of Securities	CUSIP Number
$5 million 8.2700% Notes due October 4, 2016	69563AFG1
$25 million 8.0600% Notes due January 17, 2017	69563AFR7
$5 million 8.0400% Notes due June 5, 2017	69563AGW5
$10 million 7.9900% Notes due June 9, 2017	69563AGX3
$19.31 million 7.6050% Notes due July 17, 2017	69563AHC8
$10 million 7.6330% Notes due September 11, 2017	69563AHL8
$13 million Floating Rate Notes due May 7, 2018	69563AJU6